Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127678 on Form S-8 of our report on the consolidated financial statements and financial statement schedule of Fieldstone Investment Corporation and subsidiaries dated April 14, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1(w)) appearing in this Annual Report on Form 10-K of Fieldstone Investment Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

McLean, VA

April 14, 2006